NEWS
FOR IMMEDIATE RELEASE
Contacts:

Al Scott	Brent Vandermause
Media Relations	Investor Relations
(847) 402-5600	(847) 402-2800

Allstate Announces Fourth Quarter 2023 Catastrophe Losses, Prior Year Reserve Reestimates, and December and Fourth Quarter 2023 Implemented Rates

NORTHBROOK, Ill., January 18, 2024 – The Allstate Corporation (NYSE: ALL) today announced fourth quarter estimated catastrophe losses, prior year reserve reestimates and implemented rates.
Allstate’s estimated catastrophe losses were below the $150 million reporting threshold for December 2023. Total catastrophe losses for the fourth quarter were $68 million, pre-tax.
Unfavorable prior year reserve reestimates, excluding catastrophes, totaled $199 million in the fourth quarter, with approximately $148 million related to personal auto, including costs for claims in litigation.
During the month of December, the Allstate brand implemented auto rate increases of 16.5% across 15 locations, resulting in total brand premium impact of 5.0%, which includes the rate increases approved in December by the Departments of Insurance in California, New York and New Jersey.
“Allstate continued to make progress on our comprehensive plan to improve profitability. In 2023, rate increases for Allstate brand auto insurance resulted in a premium impact of 16.4%, which are expected to raise annualized written premiums by approximately $4.27 billion, and rate increases for Allstate brand homeowners insurance have resulted in a premium impact of 11.3%, which are expected to raise annualized written premiums by approximately $1.16 billion,” said Jess Merten, Chief Financial Officer of The Allstate Corporation. Our implemented rate exhibit for auto and homeowners insurance has been posted on www.allstateinvestors.com.
The company plans to file a current report on Form 8-K with the Securities and Exchange Commission announcing quarterly results after close of market on Wednesday, February 7.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent annual report on Form 10-K. Forward-looking statements are as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.
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